FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


                   FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 11, 1997, by and between FSI Merger Corp., a Delaware corporation ("FSI"), and Fisher Scientific International Inc., a Delaware corporation (the "Company").

                   WHEREAS, FSI and the Company have entered into that certain Agreement and Plan of Merger, dated as of August 7, 1997 (the "Original Agreement");

                   WHEREAS, FSI and the Company desire to amend and restate the Original Agreement in its entirety as set forth below;

                   WHEREAS, the Merger (as hereinafter defined) and this Agreement require the vote of a majority of the issued and outstanding shares of the Common Shares (as hereinafter defined) for the approval thereof (the "Company Stockholder Approval");

                   WHEREAS, the respective Boards of Directors of FSI and the Company have approved the merger of FSI with and into the Company, as set forth below (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth in this Agreement, holders of shares of common stock, par value $.01 per share (the "Common Shares") (including the associated preferred shares purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of June 9, 1997, between the Company and ChaseMellon Shareholder Services, LLC, as Rights Agent (the "Rights Agreement"), which Rights, together with the Common Shares, are hereinafter referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (as defined below) will be entitled, subject to the terms hereof and other than as set forth herein, the right either (A) to retain a portion of their Common Shares or (B) to receive cash in this Agreement;

                   WHEREAS, the Board of Directors of the Company (the "Company Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that (A) the consideration to be paid for each Share in the Merger (as hereinafter defined) is fair to the stockholders of the Company, and (B) the Merger is otherwise in the best interests of the Company and its stockholders, and (ii) resolved to approve and adopt this Agreement and the







         transactions contemplated hereby and to recommend approval and adoption by the stockholders of the Company of this Agreement;

                   WHEREAS, FSI and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger; and

                   WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

                   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, FSI and the Company agree as follows:


                                   ARTICLE I

                                   THE MERGER

                   SECTION 1.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time FSI shall be merged with and into the Company. Following the Merger, the separate corporate existence of FSI shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

                   SECTION 1.02  Effective Time.  As soon as
         practicable after the satisfaction or waiver of the conditions set forth in Article VI, the Company shall execute, in the manner required by the DGCL, and deliver to the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to herein as the "Effective Time."

                   SECTION 1.03 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and FSI shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and FSI shall become










         the debts, liabilities and duties of the Surviving
         Corporation.

                   SECTION 1.04 Certificate of Incorporation and By-Laws of the Surviving Corporation.

                   (a) The Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

                   (b) The By-Laws of the Company in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended, subject to the provisions of
         Section 5.06 of this Agreement, in accordance with the provisions thereof and applicable law.

                   SECTION 1.05 Directors. Subject to applicable law, the directors of FSI immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                   SECTION 1.06  Officers.  The officers of the
         Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.


                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

                   2.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares or any shares of capital stock of FSI:

                   (a) Common Stock of FSI. All of the shares of Common Stock of FSI issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Shares following the Merger equal to 6,507,772 Common Shares less the Election Eligible Shares (as defined in
         Section 2.01(c)).




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                   (b)  Cancellation of Treasury Stock.  Each Common
         Share that is owned by the Company or by any wholly owned subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

                   (c)  Retention of Common Shares.  Except as
         otherwise provided herein and subject to Sections 2.02 and 2.03, each Common Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be treated as follows:

                        (i)  for each Standard Common Share (as
              defined in 2.02(a)) with respect to which an election to retain such Common Share has been effectively made and not revoked in accordance with Section 2.02 (the "Potential Election Standard Shares") and which is to be retained in accordance with Section 2.03(b)(ii) or
              Section 2.03(c), the right to retain such fully paid and nonassessable Common Share (an "Election Standard Share");

                        (ii) for each Standard Common Share which was not a Potential Election Standard Share, but which is to be retained in accordance with Section 2.03(c)(ii), the right to retain such fully paid and non-assessable Common Share (a "Non-Election Standard Share");

                        (iii)  for each Eligible Common Share (as
              defined in Section 2.02(a)) which is to be retained in accordance with Section 2.03(d)(i) or 2.03(d)(ii)(B), the right to retain such fully paid and nonassessable Common Share ("Election Eligible Shares" and, together with the Election Standard Shares and the Non-Election Standard Shares, the "Retained Shares");

                        (iv)  for each Common Share (other than
              Dissenting Shares (as defined in Section 2.01(d)) and Retained Shares) the right to receive in cash from the Company following the Merger an amount equal to $48.25 (the "Cash Price" and, with the Retained Shares, the "Merger Consideration") and each such Common Share shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such Common Shares shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Cash Price










              applicable thereto, upon surrender of such Certificate in accordance with Section 2.05.

                   (d) Dissenting Shares. Notwithstanding Section 2.01(c), Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Common Shares in accordance with the DGCL prior to the Effective Time ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses such holder's right to appraisal, such Common Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give FSI prompt notice of any demands received by the Company for appraisal of Common Shares, and FSI shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of FSI, make any payment with respect to, or settle or offer to settle, any such demands.

                   SECTION 2.02 Common Share Elections. (a) Each person who, on or prior to the Election Date (as defined in Section 2.02(b) below), is a record holder of Standard Common Shares will be entitled to make an unconditional election on or prior to such Election Date to express a desire to retain such shares, on the basis hereinafter set forth and subject to Section 2.03 hereof. In addition, each person who, on or prior to the Election Date, is a record holder of Eligible Common Shares will be entitled to make an unconditional election on or prior to such Election Date to express a desire to retain such shares, on the basis hereinafter set forth and subject to Section 2.03 hereof.

                   (i) "Standard Common Shares" are Common Shares other than "Eligible Option Shares".

                   (ii) "Eligible Option Shares" are Common Shares which are issued to employees listed on a schedule to be agreed upon by FSI and the Company (an "Eligible Employee") upon exercise of Options (as defined in
              Section 2.04) following the execution of this Agreement and which continue to be held by such Eligible Employees on the Election Date.

                   (iii) "Eligible Common Shares" are Eligible Option Shares and Common Shares which were held by Eligible









              Employees upon the execution of this Agreement and which continue to be held by such Eligible Employees on the Election Date.

                   (b) Subject to any required clearance by the Securities and Exchange Commission (the "SEC"), the Company shall prepare and mail a form of election (the "Form of Election"), which form shall be subject to the reasonable approval of FSI, with the Proxy Statement to the record holders of Common Shares as of the record date for the Special Meeting (as hereinafter defined), which Form of Election shall be used by each record holder of Common Shares who elects to express a desire to retain Standard Common Shares or Eligible Common Shares held by such holder. To the extent an Eligible Employee holds a Common Share which is both a Standard Common Share and an Eligible Common Share, such Eligible Employee may elect to retain such Common Share first as a Standard Common Share and, to the extent not so retained, second as an Eligible Common Share. The Company will use its best efforts to make the Form of Election available to all persons who become holders of Common Shares during the period between such record date and the Election Date, with a copy of the Proxy Statement. Any such holder's election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the second business day prior to the date of the Special Meeting (the "Election Date"), a Form of Election properly completed and signed and accompanied by Certificates for the Common Shares to which such Form of Election relates, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three NYSE trading days after the date of execution of such guarantee of delivery).

                   (c) Any Form of Election may be revoked by the holder submitting it to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., New York City time on the Election Date or (ii) after the Election Date, if (and to the extent that) the Exchange Agent is legally required to permit revocations and the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by FSI









         and the Company that the Merger has been abandoned. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the Common Shares to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

                   (d) The determination of the Exchange Agent shall be binding with respect to whether or not elections have been properly made or revoked pursuant to this Section 2.02 and when elections and revocations were received by it. If the Exchange Agent determines that any election to retain Common Shares was not properly made, such shares shall be treated by the Exchange Agent as shares for which no election was received, and such shares shall be retained or converted in accordance with Sections 2.01 and 2.03. The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.03, and any such computation shall be conclusive and binding on the holders of Common Shares. The Exchange Agent may, with the mutual agreement of FSI and the Company, make such rules as are consistent with this Section 2.02 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

                   SECTION 2.03   Proration.

                   (a) Notwithstanding anything in this Agreement to the contrary, the "Standard Retained Share Number" shall equal 746,114 Common Shares.

                   (b) If the number of Potential Election Standard Shares is greater than the Standard Retained Share Number, then each Potential Election Standard Share shall be retained as an Election Standard Share in accordance with the terms of
         Section 2.01(c)(i) or receive cash in accordance with the terms of Section 2.01(c)(iv) in the following manner:

                        (i)  A proration factor (the "Non-Cash
              Proration Factor") shall be determined by dividing the Standard Retained Share Number by the total number of Potential Election Standard Shares.

                        (ii)  The number of Potential Election
              Standard Shares covered by each election to be retained as Election Standard Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Potential Election Standard Shares covered by such election, rounded down to the nearest whole number.










                        (iii) All Potential Election Standard Shares, other than those shares which are retained in accordance with Section 2.03(b)(ii), shall be converted into cash in accordance with the terms of Section 2.01(c)(iv).

                   (c) If the number of Potential Election Standard Shares is less than or equal to the Standard Retained Share Number, then each Potential Election Standard Share shall be retained as an Election Standard Share in accordance with the terms of Section 2.01(c)(i) and each Standard Common Share other than a Potential Election Standard Share or a Dissenting Share (a "Potential Cash Share") shall be retained as a Non-Election Standard Share in accordance with Section 2.01(c)(ii) or converted into cash in accordance with the terms of Section 2.01(c)(iv) in the following manner:

                        (i)  A proration factor (the "Cash Proration
              Factor") shall be determined by dividing (x) the difference between the Standard Retained Share Number and the number of Potential Election Standard Shares, by
              (y) the number of Potential Cash Shares.

                        (ii) The number of Potential Cash Shares held by each stockholder to be retained as Non-Election Standard Shares in accordance with Section 2.01(c)(ii) shall be determined by multiplying the Cash Proration Factor by the total number of Potential Cash Shares held by such stockholder, rounded down to the nearest whole number.

                        (iii)  All Potential Cash Shares, other than
              those shares retained as Non-Election Standard Shares, shall be converted to cash in accordance with Section 2.01(c)(iv).

                   (d) Eligible Common Shares shall be treated as follows:

                        (i)  To the extent the number of Eligible
              Common Shares with respect to which an election to retain Common Shares has been effectively made and not revoked in accordance with Section 2.02 (the "Potential Election Eligible Shares") is less than or equal to 310,881 Common Shares (the "Eligible Retained Share Number"), such Potential Election Eligible Shares shall be retained in accordance with Section 2.01(c)(iii).

                        (ii)  To the extent the number of Potential
              Election Eligible Shares is greater than the Eligible Retained Share Number, the following shall apply:









                             (A)  A proration factor (the "Eligible
                   Proration Factor") shall be determined by dividing the Eligible Retained Share Number by the number of Potential Election Eligible Shares.

                             (B)  The number of Potential Election
                   Eligible Shares to be retained by a holder in accordance with Section 2.01(c)(iii) shall be determined by multiplying the Eligible Proration Factor by the total number of Potential Election Eligible Shares held by such holder, rounded down to the nearest whole number.

                             (C)  All Potential Election Eligible
                   Shares, other than those shares retained pursuant to Section 2.03(d)(ii)(B), shall be converted into cash in accordance with Section 2.01(c)(iv).

                   SECTION 2.04  Options; Stock Plans.

                   (a) Immediately prior to the Effective Time, each holder of a then-outstanding employee stock option, whether or not fully exercisable, to purchase Common Shares (an "Option") granted under any stock option or similar plan of the Company (together with the Restricted Unit Plan and the Equity Option Program) (as such terms are hereinafter defined), the "Stock Plans") will be entitled to receive in settlement of such Option a cash payment from the Company equal to the product of (i) the total number of Common Shares previously subject to such Option and (ii) the excess of the Cash Price over the exercise price per Common Share subject to such Option, subject to any required withholding of taxes. If necessary or appropriate, the Company will, upon the request of FSI, use reasonable efforts to obtain the written acknowledgment of each employee holding an Option that the payment of the amount of cash referred to above will satisfy in full the Company's obligation to such employee pursuant to such Option and take such other action as is necessary to effect the provisions of this Section 2.04.

                   (b) FSI agrees that each holder of Restricted Units (as such term is defined in the Restricted Unit Plan for Non-Employee Directors of Fisher Scientific International Inc. (the "Restricted Unit Plan"), shall be entitled to receive at the Effective Time, and shall pay or cause to be paid to each such holder promptly following the Effective Time, (i) an amount in cash equal to the product of (x) the total number of Restricted Units in such holder's Restricted Unit account (regardless of whether such Restricted Units have vested in accordance with the Restricted Unit Plan) and









         (y) the Cash Price, and (ii) an amount in cash equal to the Cash Dividend Equivalents (as such term is defined in the Restricted Unit Plan) (and amounts equivalent to interest thereon) in such holder's Restricted Unit account. If necessary or appropriate, the Company will, upon the request of FSI, use reasonable efforts to obtain the written acknowledgment of each director holding Restricted Units that the payment of the amounts referred to above will satisfy in full the Company's obligation to such director pursuant to the Restricted Unit Plan and take such other action as is necessary to effect the provisions of this Section 2.04.

                   SECTION 2.05  Payment for Common Shares.

                   (a) From and after the Effective Time, such bank or trust company as shall be mutually acceptable to FSI and the Company shall act as exchange agent (the "Exchange Agent"). At or prior to the Effective Time, FSI shall deposit, or FSI shall otherwise take all steps necessary to cause to be deposited, with the Exchange Agent in an account (the "Exchange Fund") the aggregate Merger Consideration to which holders of Common Shares shall be entitled at the Effective Time pursuant to Section 2.01(c).

                   (b) Promptly after the Effective Time, FSI shall cause the Exchange Agent to mail to each record holder of certificates (the "Certificates") that immediately prior to the Effective Time represented Common Shares a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

                   (c) In effecting the payment of the Cash Price in respect of Common Shares represented by Certificates entitled to payment of the Cash Price pursuant to Section 2.01(c)(iv) (the "Cashed Shares"), upon the surrender of each such Certificate, the Exchange Agent shall pay the holder of such Certificate the Cash Price multiplied by the number of Cashed Shares, in consideration therefor. Upon such payment (and the exchange, if any, of Certificates formerly representing Common Shares for certificates representing Retained Shares) such Certificate shall forthwith be cancelled.

                   (d) In effecting the exchange of Retained Shares in respect of Common Shares represented by Certificates which, at the Effective Time, shall become Retained Shares, upon surrender of each such Certificate, the Exchange Agent









         shall deliver to the holder of such Certificate a certificate representing that number of whole Retained Shares which such holder has the right to receive pursuant to the provisions of
         Section 2.01(c), and cash in lieu of fractional Retained Shares. Upon such exchange (and any payment of the Cash Price for Cashed Shares), such Certificate so surrendered shall forthwith be canceled.

                   (e)  Until surrendered in accordance with
         paragraphs (c) or (d) above, each such Certificate (other than Certificates representing Common Shares held by FSI or any of its affiliates, in the treasury of the Company or by any wholly owned subsidiary of the Company or Dissenting Shares) shall represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Common Shares shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                   (f) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Common Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.05(g) until the surrender of such Certificates in accordance with this
         Section 2.05. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of any cash payable in lieu of a fractional Common Share to which such holder is entitled pursuant to Section 2.5(g).

                   (g) No Fractional Shares. (i) No certificates or scrip representing factional Retained Shares shall be issued upon the surrender for exchange of Certificates, and such









         fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation.

                             (ii)  As promptly as practicable
         following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of Retained Shares delivered to the Exchange Agent by FSI pursuant to Section 2.05(a) over (y) the aggregate number of whole Retained Shares to be distributed to holders of the Certificates (such excess being herein called the "Excess Shares"). As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Certificates, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in paragraph (iii) of this Section 2.05(g).

                             (iii)  The sale of the Excess Shares by
         the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. FSI shall bear the cost of all related changes and fees of the Exchange Agent, commissions, transfer taxes and other out-of-pocket transaction costs. Until the proceeds of such sale or sales have been distributed to the holders of the Certificates, the Exchange Agent shall hold such proceeds in trust for the holders of the Certificates (the "Common Shares Trust"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of a certificate shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interests to which such holder of a Certificate is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of the Certificates are entitled.

                             (iv)  As soon as practicable after the
         determination of the amount of cash to be paid to holders of Certificates in lieu of any fractional share interests, the Exchange Agent shall make available such amounts, without interest, to such holders of Certificates who have surrendered their Certificates in accordance with this
         Section 2.05.

                   (h) Promptly following the date which is 180 days after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties









         shall terminate. Thereafter, each holder of a Certificate formerly representing a Common Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest or dividends thereon.

                   (i) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Consideration relating thereto, as provided in this Article II.

                   (j) No Liability. None of FSI, the Company or Exchange Agent shall be liable to any person in respect of any Retained Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund or the Common Shares Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Retained Shares, any cash in lieu of fractional Retained Shares or any dividends or distributions with respect to Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity) any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                   The Company represents and warrants to FSI as follows:

                   SECTION 3.01 Organization and Qualification; Subsidiaries. The Company and each of its Significant Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation and has all requisite corporate power and corporate authority to own,









         lease and operate its properties and to carry on its business as now being conducted and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company," as used in this Agreement, means any change in or effect on the business, financial condition, results of operations or reasonably foreseeable prospects of the Company or any of its subsidiaries that would be materially adverse to the Company and its subsidiaries taken as a whole. The Company has heretofore made available to FSI a complete and correct copy of its Restated Certificate of Incorporation and By-Laws. A "Significant Subsidiary" of any person means any subsidiary or person that constitutes a significant subsidiary of such person within the meaning of Rule 1-02(v) of Regulation S-X.

                   SECTION 3.02 Capitalization; Subsidiaries. The authorized capital stock of the Company consists of 50,000,000 Common Shares and 15,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), of which 500,000 shares are designated Series A Junior Participating Preferred Stock, par value $.01 per share ("Junior Preferred Stock"). As of the close of business on August 6, 1997, 20,325,546 Common Shares were issued and outstanding, all of which are entitled to vote on this Agreement, and no Common Shares were held in treasury. The Company has no shares of Preferred Stock issued and outstanding. As of August 6, 1997, except for (i) 3,632,195 Common Shares reserved for issuance pursuant to outstanding Options and rights granted under the Stock Plans, (ii) 500,000 shares of Junior Preferred Stock reserved for issuance upon exercise of the Rights and (iii) up to 192,270 Options issuable pursuant to the Company's Equity Option Program (the "Equity Option Program"), there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any of its subsidiaries. All issued and outstanding Common Shares are validly issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of each of the Company's Significant Subsidiaries have been validly issued and are fully paid and non-assessable and, except as set forth on Section 3.02 of the disclosure schedule delivered to FSI by the Company on the date hereof (the "Company Disclosure Schedule"), are owned by either the Company or another of its Significant Subsidiaries free and clear of all liens, charges, claims or encumbrances. There









         are no outstanding options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating any Significant Subsidiary of the Company to issue, transfer or sell any shares of its capital stock.

                   SECTION 3.03  Authority Relative to this Agreement.

                   (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, except for the approval of this Agreement by the shareholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of this Agreement by the shareholders of the Company, to the extent required by applicable law). This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of FSI, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

                   (b) Except as set forth in Section 3.03 of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, or result in the imposition of any additional obligation under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the organizational documents of the Company or any of its subsidiaries, (ii) any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written (a "Contract"), applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following paragraph, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of









         clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect.

                   (c)  Other than in connection with, or in
         compliance with, the provisions of the DGCL with respect to the transactions contemplated hereby, the Exchange Act, the securities laws of the various states and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no authorization, consent or approval of, or filing with, any Governmental Entity (as hereinafter defined) is necessary for the consummation by the Company of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, the term "Governmental Entity" means any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

                   SECTION 3.04 No Violation. Neither the execution or delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the Restated Certificate of Incorporation or By-Laws of the Company or (ii) except as set forth on Section
         3.04 of the Company Disclosure Schedule, constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which the Company or any of its subsidiaries is a party or by which they or any of their respective properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not have a Material Adverse Effect on the Company.

                   SECTION 3.05 SEC Reports and Financial Statements. Since January 1, 1995, the Company has filed all forms, reports and documents ("SEC Reports") with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. Copies of all such SEC Reports have been made available to FSI by the Company.









         None of such SEC Reports (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited consolidated financial statements of the Company included in the SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes) and fairly present the financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to year-end audit adjustments. Except as set forth in the SEC Reports and except as disclosed in Section 3.05 of the Company Disclosure Schedule, at the date of the most recent audited financial statements of the Company included in the SEC Reports, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would be required to be disclosed in a balance sheet prepared in accordance with generally accepted accounted principles and would reasonably be expected to have a Material Adverse Effect with respect to the Company except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with the transactions contemplated by this Agreement.

                   SECTION 3.06 Compliance with Applicable Laws. Except as set forth on Section 3.06 of the Company Disclosure Schedule and except for matters relating to Environmental Laws (which matters are covered in Section 3.13), (i) the Company and its subsidiaries hold all material permits, licenses and approvals of all Governmental Entities and (ii) the business operations of the Company have been conducted in compliance with all laws, ordinances and regulations of any Governmental Entity, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                   SECTION 3.07 Change of Control. Except as set forth on Section 3.07 of the Company Disclosure Schedule or as provided in Section 2.04, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to a









         third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights, or create any other detriment under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except where the adverse consequences resulting from such change of control or where the failure to obtain such consents or provide such notices would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                   SECTION 3.08  Litigation.  Except as set forth on
         Section 3.08 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, individually or in the aggregate, which would have a Material Adverse Effect on the Company and its subsidiaries or could prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a Material Adverse Effect on the Company or could prevent or materially delay the consummation of the transactions contemplated hereby.

                   SECTION 3.09 Information. None of the information supplied by the Company in writing (other than projections of future financial performance) specifically for inclusion or incorporation by reference in (i) Form S-4 or (ii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Company with respect to (i) any forward-looking information which may have been supplied by the Company, whether or not included by FSI in the Form S-4 or
         (ii) statements made in any of the foregoing documents based upon information supplied by FSI.









                   SECTION 3.10 Certain Approvals. The Company Board has taken any and all necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement the provisions of Section 203 of the DGCL.

                   SECTION 3.11  Employee Benefit Plans.

                   (a)  Section 3.11(a) of the Company Disclosure
         Schedule includes a complete list of all material employee benefit plans and programs providing benefits to any employee or former employee of the Company and its subsidiaries sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute ("Plans"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA"), and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

                   (b) With respect to each Plan, the Company has made available to FSI a true, correct and complete copy of:
         (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any;
         (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the United States Internal Revenue Service (the "IRS"), if any.

                   (c) The Company and each of its subsidiaries has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Internal Revenue Code of 1986, as amended, including the Treasury Regulations thereunder (the "Code") and all laws and regulations applicable to the Plans. With respect to each Plan that is intended to be a "qualified plan" within the meaning of
         Section 401(a) of the Code ("Qualified Plans"), the IRS has issued a favorable determination letter.

                   (d) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected









         in the financial statements of the Company included in the SEC Reports to the extent required under generally accepted accounting principles.

                   (e) Except as set forth on Section 3.11(e) of the Company Disclosure Schedule, no Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Without limiting the generality of the foregoing, no Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA and which is subject to Title IV of ERISA (a "Multiple Employer Plan").

                   (f)  There does not now exist, nor do any
         circumstances exist that could result in, any liability under
         (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, or (v) corresponding or similar provisions of foreign laws or regulations, other than a liability that arises solely out of, or relates solely to, the Plans, that would be a liability of the Company or any of its subsidiaries following the Effective Time. Without limiting the generality of the foregoing, none of the Company, its subsidiaries nor any ERISA Affiliate of the Company or any of its subsidiaries has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. An "ERISA Affiliate" means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any of its subsidiaries, or that is a member of the same "controlled group" as the Company or any of its subsidiaries, pursuant to Section 4001(a)(14) of ERISA.

                   SECTION 3.12  Taxes.

                   (a) The Company, and each of its subsidiaries and each affiliated, combined, consolidated, unitary or aggregate group of which the Company or any of its subsidiaries is a member (a "Company Affiliated Group") has timely filed all federal, state, local and foreign income Tax Returns (as hereinafter defined) required to be filed by it, and all other material Tax Returns required to be filed by it, and has paid or caused to be paid all Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such returns and has made adequate provision in the Company's financial statements for payment of all Taxes









         that have not been paid, whether or not shown as due and payable on any Tax Return in respect of all taxable periods or portions thereof ending on or before the date hereof, except where the failure to so file or pay or make adequate provision would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no outstanding agreements, waivers or requests for waivers extending the statutory period of limitation applicable to any Tax Return of the Company, any of its subsidiaries or any Company Affiliated Group. Except as set forth on Section
         3.12 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (i) has been a member of a group filing consolidated returns for federal income tax purposes (except for the group of which the Company is the common parent), or (ii) is a party to or has any liability pursuant to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect.

                   (b) Except to the extent of amounts for which indemnification has been provided to the Company pursuant to
         Article X of the Purchase Agreement among the Company and Fisons plc and Fisons U.S. Inc. and Fisons Corporation and Fisons U.S. Investment Holdings, Inc., dated August 29, 1995, the Company, each of its subsidiaries and each Company Affiliated Group have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                   (c) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

                   SECTION 3.13  Environmental Matters.

                   (a) Except as set forth on Section 3.13 of the Company Disclosure Schedule, the Company and its subsidiaries have been and are in compliance with all applicable Environmental Laws as in effect on the date hereof, except for such violations and defaults as would not, individually










         or in the aggregate, have a Material Adverse Effect on the Company.

                   (b) Except as set forth on Section 3.13 of the Company Disclosure Schedule, the Company and its subsidiaries possess all Environmental Permits required for the operation of the Business pursuant to Environmental Laws as in effect on the date hereof, all such Environmental Permits are in effect, there are no pending or to the best knowledge of the Company threatened proceedings to revoke such Environmental Permits and the Company and its subsidiaries are, to the best knowledge of the Company, in compliance with all terms and conditions thereof, except for such failures to possess or comply with Environmental Permits as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                   (c) Except as set forth on Section 3.13 of the Company Disclosure Schedule, and except for matters which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor any subsidiary has received any written notification that the Company or any subsidiary as a result of any of the current or past operations of the Business, or any property currently or formerly owned or leased in connection with the Business, is or may be the subject of any proceeding, investigation, claim, lawsuit or order by any Governmental Entity or other person as to whether (i) any Remedial Action is or may be needed to respond to a Release or threat of Release into the environment of Hazardous Substances as defined under Environmental Laws as in effect on or prior to the date hereof; (ii) any Environmental Liabilities and Costs imposed by, under or pursuant to Environmental Laws as in effect on or prior to the date hereof shall be sought, or proceeding commenced, related to or arising from the current or past operations of the Business; or (iii) the Company or any subsidiary is or may be a "potentially responsible party" for a Remedial Action, pursuant to any Environmental Law as in effect on or prior to the date hereof, for the costs of investigating or remediating Releases or threatened Releases into the environment of Hazardous Substances, whether or not such Release or threatened Release has occurred or is occurring at properties currently or formerly owned or operated by the Company and its subsidiaries;

                   (d) Except as set forth on Section 3.13 of the Company Disclosure Schedule, and except for the ACO's and Environmental Permits, none of the Company and its subsidiaries has entered into any written agreement with any Governmental Entity by which the Company or any subsidiary









         has assumed responsibility, either directly or as a guarantor or surety, for the remediation of any condition arising from or relating to a Release of Hazardous Substances as defined under Environmental Laws as in effect on or prior to the date hereof into the environment in connection with the Business, including for cost recovery with respect to such Releases or threatened Releases;

                   (e) Except as set forth on Section 3.13 of the Company Disclosure Schedule, and except for the matters covered by the ACO's, there is not now and has not been at any time in the past, a Release in connection with the current or former conduct of the Business of substances that would constitute Hazardous Substances as regulated under Environmental Laws as in effect on or prior to the date hereof for which the Company or any subsidiary is required or is reasonably likely to be required to perform a Remedial Action pursuant to Environmental Laws as currently in effect, or will incur Environmental Liabilities and costs that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

                   (f)  For purposes of this Section:

                        (i) "ACO" means either of the Administrative Consent orders relating to the Fair Lawn, New Jersey or the Bridgewater, New Jersey properties executed by the New Jersey Department of Environmental Protection ("NJDEP") on August 29, 1985; such ACOs were entered into by the NJDEP and the Fisher Scientific division of Allied-Signal Inc. and titled In the Matter of Fisher Scientific Division and the Administrative Consent order executive by the NJDEP on July 31, 1986 and entered into by the NJDEP and Allied-Signal Inc. titled In the Matter of Allied-Signal Inc., ECRA Case #'s 85820, 85821, 85822, 85823, 85824, 85825, 85826, 86049, 86103.

                        (ii) "Business" means the current and former businesses of the Company and its subsidiaries including, but not limited to, businesses or subsidiaries that have been previously sold by the Company, its subsidiaries or any predecessors thereto.

                        (iii)  "Environmental Laws" means all Laws
              relating to the protection of the environment, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any Hazardous Substances, including, but not limited to, (i) CERCLA, the Resource Conservation and Recovery Act, the Clean Water Act, the









              Clean Air Act, the Toxic Substances Control Act, as amended (the "TSCA"), property transfer statutes or requirements and (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, Releases or threatened Releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances.

                        (iv)  "Environmental Liabilities and Costs"
              means all damages, natural resource damages, claims, losses, expenses, costs, obligations, and liabilities (collectively, "Losses"), whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, but not limited to, all Losses related to Remedial Actions, and all fees, capital costs, disbursements, penalties, fines and expenses of counsel, experts, contractors, personnel and consultants based on, arising out of or otherwise in respect of (i) the Company, any subsidiary (including predecessors and former subsidiaries) or property owned, used or leased by the Company or any subsidiary in respect of the Business at any time; (ii) conditions existing on, under, around or above any such property; and (iii) expenditures necessary to cause any such property or the Company or any subsidiary to be in compliance with requirements of Environmental Laws.

                        (v)  "Environmental Permits" means any
              federal, state, provincial or local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization necessary for the conduct of the Business as currently conducted under any Environmental Law.

                        (vi)  "Hazardous Substances" means any
              substance that (a) is defined, listed or identified or otherwise regulated as a "hazardous waste," "hazardous material" or "hazardous substance" "toxic substance," "hazardous air pollution," "polluted," or "contaminated" or words of similar meaning and regulatory effect under CERCLA, TSCA or the Resource Conservation and Recovery Act or any other Environmental Law or analogous state law (including, without limitation, radioactive substances, polycholorinated-biphenyls, petroleum and petroleum derivatives and products) or (b) requires










              investigation, removal or remediation under applicable Environmental Law.

                        (vii)  "ISRA" means the Industrial Site
              Recovery Act of New Jersey, N.J.S.A. 13:1K-6 et seq.

                        (viii)  "Laws" means all (A) constitutions,
              treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances or codes of any Governmental Entity, (B) Environmental Permits, and (C) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Entity.

                        (ix) "Release" means as defined in CERCLA or the Resource Conservation and Recovery Act, without limiting its application to violations or alleged violations of those statutes, but not including any discharge, spill or emission that is the subject of, and in compliance with an Environmental Permit.

                        (x)  "Remedial Action" means all actions
              required by Governmental Entity pursuant to Environmental Law or otherwise taken as necessary to comply with Environmental Law to (i) clean up, remove, treat or in any other way remediate any Hazardous Substances; (ii) prevent the release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations or monitoring in respect of any such matter.

                   SECTION 3.14 Absence of Certain Changes. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or as disclosed in announcements or other information attached in Section 3.14 of the Company Disclosure Schedule, concerning future performance of the Company, since March 31, 1997, (i) the Company has conducted its business only in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect on the Company.

                   SECTION 3.15 Rights Agreement. The Company and the Company Board have authorized all necessary action to amend the Rights Agreement (without redeeming the Rights) so that none of the execution or delivery of this Agreement, the making of the Offer, the acquisition of Shares pursuant to the Offer or the consummation of the Merger will (i) cause any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificates to which they are attached, (ii) cause FSI or any of their









         Affiliates to be an Acquiring Person (as each such term is defined in the Rights Agreement) or (iii) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as such term is defined in the Rights Agreement), and such amendment shall be in full force and effect from and after the date hereof.

                   SECTION 3.16 Brokers. Except for the engagement of the Investment Bankers (as defined in Section 3.17), none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

                   SECTION 3.17 Opinion of Investment Bankers. The Company has received the written opinion of each of Lazard Freres & Co. LLC and Salomon Brothers Inc (the "Investment Bankers") to the effect that, as of September 11, 1997, the consideration to be received by the holders of Common Shares pursuant to the Merger is fair to the Company's stockholders from a financial point of view.

                   SECTION 3.18 Material Contracts. The Company has provided or made available to FSI (i) true and complete copies of all written material contracts and agreements ("Material Contracts"), or (ii) with respect to such Material Contracts that have not been reduced to writing, a written description thereof, each of which is listed on Section 3.18 of the Company Disclosure Schedule. Neither the Company nor any of its subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any such Material Contract, except for those defaults which would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company; and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default.

                   SECTION 3.19 Board Recommendation. The Company Board, at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its stockholders, and (b) subject to the other provisions hereof, resolved to recommend that the holders of the Common Shares approve this Agreement and the transactions contemplated herby, including the Merger.

                   SECTION 3.20 Required Company Vote. The Company Stockholder Approval, being the affirmative vote of a









         majority of the Common Shares, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

                   SECTION 3.21  Intellectual Property.

                   The Company and its subsidiaries own or have the valid right to use all material Intellectual Property used in or necessary to the business, free and clear of all liens, claims, and encumbrances and, except for the License Agreements set forth on Section 3.21(a) of the Company Disclosure Schedule, free and clear of all material licenses to third parties. As employed herein, the term "Intellectual Property" shall mean: (i) registered and unregistered trademarks, service marks, slogans, trade names, logos and trade dress (collectively, and together with the good will associated with each, "Trademarks"); (ii) patents, patent applications and invention disclosures (collectively, "Patents"); (iii) registered and unregistered copyrights, including, but not limited to, copyrights in software and databases (collectively, "Copyrights"); (iv) software programs and databases (together, "Software"); (v) unpatented or unpatentable methods, devices, technology, trade secrets, proprietary information and know-how (collectively, "Technology"); and (vi) agreements pursuant to which the Company or a subsidiary has obtained or granted the right to use any of the foregoing (collectively, or other agreements to which the Company or any subsidiary is a party relating to the development, acquisition, use, sale or licensure of Intellectual Property "License Agreements").

                   SECTION 3.22 Related Party Transactions. Except as set forth in Section 3.23 of the Disclosure Schedule hereto, no director, officer, partner, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its subsidiaries (or, with respect to clause (i) of this sentence, to the knowledge of the Company, its employees) (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its subsidiaries; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (1) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its subsidiaries, (2) engaged in a business related to the business of the Company or any of its subsidiaries, (3)









         participating in any transaction to which the Company or any of its subsidiaries is a party or (iii) is otherwise a party to any contract, arrangement or understanding with the Company or any of its subsidiaries.

                   SECTION 3.23 State Takeover Statutes. The Company Board has taken such action so that no statute, takeover statute or similar statute or regulation of the State of Delaware (and, to the knowledge of the Company after due inquiry, of any other state or jurisdiction) applies to this Agreement, the Merger, or any of the other transactions contemplated hereby. Except for the Rights Agreement and except as set forth in Section 3.23 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any rights plan, preferred stock or similar arrangement which have any of the aforementioned consequences in respect of the transactions contemplated hereby.

                   SECTION 3.24  Labor Relations and Employment.

                   (a) Except as set forth on Section 3.24(a) of the Company Disclosure Schedule and except for matters which would not (other than in the case of clause (iii) or (iv) of this sentence) result in a Material Adverse Effect, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries, and during the past three years there has not been any such action; (ii) to the best knowledge of the Company, no union claims to represent the employees of the Company or any of its subsidiaries; (iii) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries; (iv) none of the employees of the Company or any of its subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its subsidiaries, nor does any question concerning representation exist concerning such employees; (v) the Company and its subsidiaries are, and have at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (vi) there is no unfair labor practice charge or complaint against the Company or any of









         its subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (vii) there is no grievance arising out of any collective bargaining agreement or other grievance procedure; (viii) no charges with respect to or relating to the Company or any of its subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (ix) neither the Company nor any of its subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its subsidiaries and no such investigation is in progress; and (x) there are no complaints, lawsuits or other proceedings pending or to the best knowledge of the Company threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

                   (b) To the best knowledge of the Company, since the enactment of the Worker Adjustment and Retraining Notification ("WARN") Act, there has not been (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its subsidiaries; nor has the Company or any of its subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth in Section 3.24(b) of the Company Disclosure Schedule, to the best knowledge of the Company, none of the employees of the Company or any of its subsidiaries has suffered an "employment loss" (as defined in the WARN Act) since three months prior to the date of this Agreement.

















                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                     OF FSI

                   FSI represents and warrants to the Company as follows:

                   SECTION 4.01 Organization and Qualification. FSI is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a Material Adverse Effect on FSI. The term "Material Adverse Effect on FSI", as used in this Agreement, means any change in or effect on the business, financial condition, results of operations or reasonably forseeable prospects of FSI or any of its subsidiaries that would be materially adverse to FSI.

                   SECTION 4.02  Authority Relative to this Agreement.

                   (a) FSI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of FSI and no other corporate proceedings on the part of FSI are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by FSI and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of FSI, enforceable against FSI in accordance with its terms.

                   (b)  Other than in connection with, or in
         compliance with, the provisions of the DGCL with respect to the transactions contemplated hereby, the Exchange Act, the securities laws of the various states and the HSR Act, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by the Company of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, in the aggregate, have a Material Adverse Effect on FSI.











                   SECTION 4.03 No Violation. Neither the execution or delivery of this Agreement by FSI nor the consummation by FSI of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the Certificate of Incorporation or By-Laws of FSI or (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the properties or assets of FSI under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which FSI is a party or by which it or any of its properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate would not have a Material Adverse Effect on FSI.

                   SECTION 4.04 Information. None of the information supplied by FSI in writing (other than projections of future financial performance) specifically for inclusion or incorporation by reference in (i) the Form S-4 or (ii) the Other Filings will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by FSI with respect to statements made in any of the foregoing documents based upon information supplied by the Company.

                   SECTION 4.05 Financing. Schedule 6.02(e) of the disclosure schedule delivered by FSI and attached hereto (the "FSI Disclosure Schedule") sets forth true and complete copies of written documentation from third parties which provides for financing in amounts sufficient to consummate the transactions contemplated hereby as contemplated by
         Section 6.02(e).

                   SECTION 4.06  Delaware Law.  FSI was not
         immediately prior to the execution of this Agreement, an "interested stockholder" within the meaning of Section 203 of the DGCL.

                   SECTION 4.07  Information.  FSI represents and
         warrants that, as of the date hereof, neither FSI, its









         representatives nor affiliates has formed an actual belief that any of the representations or warranties of the Company are untrue or incorrect in any material respect.


                                   ARTICLE V

                                   COVENANTS

                   SECTION 5.01 Conduct of Business of the Company. Except as contemplated by this Agreement or as expressly agreed to in writing by FSI, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and use its and their respective reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill.
         Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in this Agreement, (y) required by law, or (z) set forth on Section 5.01 of the Company Disclosure Schedule, prior to the Effective Time, the Company will not, and will cause its subsidiaries not to, without the consent of FSI (which consent shall not be unreasonably withheld):

                        (i)  except with respect to annual bonuses
              made in the ordinary course of business consistent with past practice, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its subsidiaries (in each case, except with respect to employees and directors in the ordinary course of business consistent with past practice);











                        (ii)  incur any indebtedness for borrowed
              money in excess of $1,000,000, other than indebtedness under existing lines of credit drawn to fund working capital (defined as accounts receivable plus inventory minus accounts payable) up to $25 million;

                        (iii)  expend funds for capital expenditures
              in excess of $1,000,000;

                        (iv)  sell, lease, license, mortgage or
              otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except in the ordinary course of business consistent with past practice;

                        (v)  (x) declare, set aside or pay any
              dividends on, or make any other distributions in respect of, any of its capital stock (except (A) as contemplated by the Rights Agreement or the Restricted Unit Plan and
              (B) for dividends paid by subsidiaries to the Company with respect to capital stock and (C) for regular quarterly dividends in an amount not to exceed the lesser of $0.02 per share per quarter and the amount paid per share in the immediately preceding quarter, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                        (vi) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than issuances upon exercise of Options or pursuant to the Stock Plans or the Rights Agreement);











                        (vii)  amend its Restated Certificate of
              Incorporation, By-Laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any material subsidiary of the Company;

                        (viii) make or agree to make any acquisition of assets which is material to the Company and its subsidiaries, taken as a whole, except for (x) purchases of inventory in the ordinary course of business or (y) pursuant to purchase orders entered into in the ordinary course of business which do not call for payments in excess of $10,000,000 per annum; or

                        (ix)  settle or compromise any shareholder
              derivative suits arising out of the transactions contemplated hereby or any other litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, individually in an amount in excess of $1,000,000, other than in consultation and cooperation with FSI, and, with respect to any such settlement, with the prior written consent of FSI.

                   SECTION 5.02 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause its subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, give FSI and their respective officers, employees, counsel, advisors, representatives (collectively, the "FSI Representatives") and representatives of financing sources identified by FSI reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and its subsidiaries and will cause the Company Representatives and the Company's subsidiaries to furnish FSI and the FSI Representatives and representatives of financing sources identified by FSI with such financial and operating data and such other information with respect to the business and operations of the Company and its subsidiaries as FSI and representatives of financing sources identified by FSI may from time to time reasonably request. FSI agrees that any information furnished pursuant to this Section 5.02 will be subject to the provisions of the letter agreement dated June 23, 1997 between Thomas H. Lee Company ("THL") and the Company (the "Confidentiality Agreement").











                   SECTION 5.03  Efforts.

                   (a) Each of the Company and FSI shall, and the Company shall cause each of its subsidiaries to, make all necessary filings with Governmental Entities as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by this Agreement. In addition, each of FSI and the Company will use its reasonable best efforts (including, without limitation, payment of any required fees) and will cooperate fully with each other to
         (i) comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement, including the making of all filings necessary or proper under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, cooperation in the preparation and filing of the Form S-4 and any actions or filings related thereto, the Proxy Statement or other foreign filings and any amendments to any thereof and (ii) obtain promptly all consents, waivers, approvals, authorizations or permits of, or registrations or filings with or notifications to (any of the foregoing being a "Consent"), any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement (except for such Consents the failure of which to obtain would not prevent or materially delay the consummation of the Merger). Subject to the Confidentiality Agreement, FSI and the Company shall furnish to one and other such necessary information and reasonable assistance as FSI or the Company may reasonably request in connection with the foregoing.

                   (b) Without limiting Section 5.03(a), FSI and the Company shall each (i) promptly make or cause to be made the filings required of such party under the HSR Act with respect to the Merger; (ii) use its best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the Merger, including without limitation defending through litigation on the merits any claim asserted in any court by any party; and (iii) take any and all steps which, in such party's judgment, are commercially reasonable to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Entity with respect to the Merger so as to enable consummation thereof to occur as soon as reasonably possible. Each party hereto shall promptly notify the other parties of any communication to that party from any Governmental Entity and permit the other parties to review in advance any proposed communication to any Governmental Entity. FSI and the Company shall not (and









         shall cause their respective affiliates and representatives not to) agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Subject to the Confidentiality Agreement, each of the parties hereto will coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or in connection with other Consents. Each of the Company and FSI agrees to respond promptly to and comply fully with any request for additional information or documents under the HSR Act. Subject to the Confidentiality Agreement, the Company will provide FSI, and FSI will provide the Company, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

                   (c) FSI shall use commercially reasonable efforts to cause the financing necessary for satisfaction of the condition in Section 6.02(e) to be obtained on the terms set forth in the commitment letters attached to Schedule 6.02(e) of the FSI Disclosure Schedule; provided, however, that FSI shall be entitled to (i) enter into commitments for equity and debt financing with other nationally recognized financial institutions, which commitments will have substantially the same terms as those set forth in the commitment letters and which commitments may be substituted for such commitment letters and (ii) modify the capital structure set forth in such commitment letters so long as the total committed common equity equals at least $350 million (including Common Shares to be retained), the aggregate Cash Price paid to all stockholders of the Company is no less than otherwise would have been paid in accordance with this Agreement and such modified financing is no less certain than that set forth in such commitment letter.

                   SECTION 5.04 Public Announcements. The Company, on the one hand, and FSI, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the other transactions contemplated hereby, agree to provide to the other party for review a copy of any such









         press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

                   SECTION 5.05  Employee Benefit Arrangements.

                   (a) FSI agrees that the Company will honor, and, from and after the Effective Time, FSI will cause the Surviving Corporation to honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance and bonus agreements and arrangements to which the Company is a party which are set forth on Sections 3.07 and 5.05 of the Company Disclosure Schedule.

                   (b) FSI agrees that for a period of two years following the Effective Time, the Surviving Corporation shall continue the (i) compensation (including bonus and incentive awards) programs and plans and (ii) employee benefit and welfare plans, programs, contracts, agreements and policies (including insurance and pension plans), fringe benefits and vacation policies which are currently provided by the Company; provided that notwithstanding anything in this Agreement to the contrary the Surviving Corporation shall not be required to maintain any individual plan or program so long as the benefit plan and agreements maintained by the Surviving Corporation are, in the aggregate, not materially less favorable than those provided by the Company immediately prior to the date of this Agreement.

                   SECTION 5.06  Indemnification; Directors' and
         Officers' Insurance.

                   (a) From and after the Effective Time, FSI shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, expenses or liabilities arising out of or related to actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time (i) to the full extent permitted by Delaware law or, if the protections afforded thereby to an Indemnified Person are greater, (ii) to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Restated Certificate of Incorporation and By-Laws and agreements in effect at the date hereof (to the extent consistent with applicable law), which provisions will survive the Merger and continue in full force and effect after the Effective Time. Without limiting









         the foregoing, (i) FSI shall, and shall cause the Surviving Corporation to, periodically advance expenses (including attorney's fees) as incurred by an Indemnified Person with respect to the foregoing to the full extent permitted under applicable law, and (ii) any determination required to be made with respect to whether an Indemnified Party shall be entitled to indemnification shall, if requested by such Indemnified Party, be made by independent legal counsel selected by the Surviving Corporation and reasonably satisfactory to such Indemnified Party.

                   (b) FSI agrees that the Company, and, from and after the Effective Time, the Surviving Corporation, shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies of at least the same coverage amounts and which contain terms and conditions not less advantageous to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 250% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.06(c) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

                   (c)  This Section 5.06 shall survive the
         consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of FSI and the Surviving Corporation, and shall be enforceable by the Indemnified Parties.

                   SECTION 5.07 Notification of Certain Matters. FSI and the Company shall promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied and (ii) any failure of the Company, or FSI, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no









         such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of the Company and FSI shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

                   SECTION 5.08 Rights Agreement. Subject to the provisions of Section 5.15, the Company covenants and agrees that it will not (i) redeem the Rights, (ii) amend the Rights Agreement or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than FSI to acquire beneficial ownership of 15% or more of the Common Shares without causing a Distribution Date (as such term is defined in the Rights Agreement) to occur. Notwithstanding the foregoing, the Company may take any of the actions described in the preceding sentence, if the Company Board determines in good faith, after consultation with counsel, that failing to take such action could reasonably be expected to result in a breach of fiduciary duties of the Company Board.

                   SECTION 5.09 State Takeover Laws. The Company shall, upon the request of FSI, take all reasonable steps to assist in any challenge by FSI to the validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover law.

                   SECTION 5.10  No Solicitation.

                   (a) From and after the date hereof until the termination of this Agreement, the Company and its affiliates shall not, and shall instruct their respective officers, directors, employees, agents or other representatives
         (including, without limitation, any investment banker, attorney or accountant retained by the Company or its subsidiaries) (the "Representatives") not to,

                             (i)  directly or indirectly solicit,
              initiate, or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or proposals from any person that constitute, or may reasonably be expected to lead to, an acquisition, purchase, merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving 20% or more of the assets or any securities of, any merger consolidation or business combination









              with, or any public announcement of a proposal, plan, or intention to do any of the foregoing by, the Company or any of its subsidiaries (such transactions being referred to herein as "Acquisition Transactions"),

                             (ii)  enter into, maintain, or continue
              discussions or negotiations with any person in furtherance of such inquiries or to obtain a proposal for an Acquisition Transaction,

                             (iii)  agree to or endorse any proposal
              for an Acquisition Transaction, or

                             (iv)  authorize or permit the Company's
              or any of its affiliates' Representatives to take any such action;

         provided, however, that nothing in this Agreement shall prohibit the Company Board from

                        (A)  furnishing information to, and engaging
              in discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide proposal to acquire the Company and/or its subsidiaries pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction, but only to the extent that independent legal counsel (who may be the Company's regularly engaged outside legal counsel) advises the Company Board in good faith that failure to furnish such information or engage in such discussions or negotiations with such person or entity would be a breach of the fiduciary duties of the Company Board, provided, that prior to taking such action, the Company Board notifies FSI of its intentions and obtains an executed confidentiality agreement from the appropriate parties substantially similar to the Confidentiality Agreement,

                        (B)  failing to make or withdrawing or
              modifying its recommendation referred to in Section 5.14 if the Company Board, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged outside legal counsel), determines in good faith that such action is necessary for the Company board to comply with its fiduciary duties to stockholders under applicable law, and

                        (C) disclosing to the Company's shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any









              tender offer, or taking any other legally required action (including, without limitation, the making of public disclosure as may be necessary or advisable under applicable securities laws);

         and provided further, that the Company's or the Board of Directors' exercise of its rights under clause (A), (B) or
         (C) above shall not constitute a breach by the Company of this Agreement.

                   (b) The Company will promptly notify FSI of the receipt of any proposal for an Acquisition Transaction, the terms and conditions of such proposal and the identity of the person making it. The Company also will promptly notify FSI of any change to or modification of such proposal for an Acquisition Transaction and the terms and conditions thereof.

                   (c) Subject to the provisions of subsection (b), the Company shall immediately cease and cause its affiliates and its and their Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than FSI) conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party (other than FSI) or in the possession of any Representative of any such party.

                   SECTION 5.11 Affiliate Letters. Prior to the Closing Date, the Company shall deliver to FSI a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to FSI on or prior to the Closing Date a written agreement in a form reasonably satisfactory to FSI and the Company.

                   SECTION 5.12 ISRA Requirements. Prior to the Closing Date, the Company shall be responsible for compliance with the requirements of ISRA applicable to this transaction relating to obtaining the necessary approvals for each property subject to ISRA that will allow this transaction to be completed. The Company shall consult with FSI with respect to its ISRA filings and strategy, including allowing FSI to comment on such filing where time permits, and shall provide copies of all correspondence to and from the DEP with respect to ISRA compliance.









                   SECTION 5.13 Reports. The Company shall provide FSI with monthly financial statements, broken out by business segment, no later than the fifth business day following the end of each calendar month following the date of this Agreement.

                   SECTION 5.14  Stockholders' Meeting.

                   (a) The Company, acting through the Company Board, shall, in accordance with applicable law:

                             (i)  duly call, give notice of, convene
              and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement;

                             (ii)  prepare and file with the SEC a
              preliminary proxy statement relating to this Agreement, and use its reasonable efforts (A) to obtain and furnish the information required to be included by the SEC in a definitive proxy statement (the "Proxy Statement") and Form S-4 in which the Proxy Statement will be included (collectively with the Proxy Statement, the "Form S-4") and, after consultation with FSI, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause the Proxy Statement to be mailed to its stockholders and (B) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

                             (iii)  subject to the fiduciary duties of
              the Company Board as provided in Section 5.10, include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of this Agreement.

                   (b) The Company represents that the Form S-4 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by FSI in writing for inclusion in the Form S-4. Each of the Company, on the one hand, and FSI, on the other hand, agree promptly to correct









         any information provided by either of them for use in the Form S-4 if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Form S-4 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities laws.


                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

                   SECTION 6.01  Conditions.  The respective
         obligations of FSI and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

                   (a) Stockholder Approval. The stockholders of the Company shall have duly approved the transactions contemplated by this Agreement (the "Stockholder Approval"), if required by applicable law.

                   (b) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of Common Shares to be retained in the Merger shall have been complied with.

                   (c)  Solvency Letters.  Each of the Board of
         Directors of the Company and FSI shall have received a solvency letter, in form and substance and from an independent evaluation firm reasonably satisfactory to it, as to the solvency of the Company and its subsidiaries on a consolidated basis after giving effect to the transactions contemplated by this Agreement, including all financings contemplated hereby.

                   (d) Orders and Injunctions. An order shall have been entered in any action or proceeding before any United States federal or state court or governmental agency or other United States regulatory or administrative agency or commission (an "Order"), or a preliminary or permanent injunction by a United States court of competent jurisdiction shall have been issued and remain in effect (an "Injunction"), which, in either case, would have the effect of (i) preventing consummation of the Merger, or (ii) imposing material limitations on the ability of FSI









         effectively to acquire or hold the business of the Company and its subsidiaries taken as a whole or to exercise full rights of ownership of the Shares acquired by it; provided, however, that in order to invoke this condition, FSI shall have used in its judgment, its commercially reasonable best efforts to prevent such Order or Injunction or ameliorate the effects thereof.

                   (e) Illegality. There shall have been any United States federal or state statute, rule or regulation enacted or promulgated after the date of this Agreement that could in the reasonable judgment of FSI result in any of the material adverse consequences referred to in paragraph (c) above.

                   (f)  HSR Act.  Any waiting period (and any
         extension thereof) under the HSR Act applicable to the Merger shall have expired or terminated.

                   SECTION 6.02 Conditions to Obligations of FSI. The obligations of FSI to effect the Merger are further subject to the following conditions:

                   (a)  Representations and Warranties.  The
         representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; provided, however, that, with respect to representations and warranties other than Sections 3.02 and 3.03(a) and representations and warranties otherwise qualified by Material Adverse Effect, for purposes of this Section 6.02(a), such representations and warranties and statements shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties and statements to be so true and correct, individually or in the aggregate, would result in a Material Adverse Effect with respect to the Company. FSI shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

                   (b)  Performance of Obligations of the Company.
         The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date, including but not limited to its obligations pursuant to Section 6.06 hereof, except for such failures to perform as have not had or would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.









                   (c)  Consents, etc.  FSI shall have received
         evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties set forth in Section 3.03 of the Company Disclosure Schedule shall have been obtained.

                   (d) No Litigation. There shall not be pending by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from FSI or any of their affiliates any damages that are material to any such party (ii) seeing to prohibit or limit the ownership or operation by the Company or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) seeking to impose limitations on the ability of FSI (or any designee of FSI), to acquire or hold, or exercise full rights of ownership of, any Common Shares, including, without limitation, the right to vote Common Shares on all matters properly presented to the stockholders of the Company.

                   (e) Financing. The Company shall have received the proceeds of financing pursuant to the commitment letters set forth on Section 6.02(e) of the FSI Disclosure Schedule on terms and conditions set forth therein (or (as modified in accordance with Section 5.03(c)) on such other terms and conditions, or involving such other financing sources, as FSI and the Company shall reasonably agree and are not materially more onerous) in amounts sufficient to consummate the transactions contemplated by this Agreement, including, without limitation (i) to pay, with respect to all Common Shares in the Merger, the cash portion of the Merger Consideration pursuant to Section 2.01(c)(iv), (ii) to refinance the outstanding indebtedness of the Company, (iii) to pay any fees and expenses in connection with the transactions contemplated by this Agreement or the financing thereof and (iv) to provide for the working capital needs of the Company following the Merger, including, without limitation, if applicable, letters of credit.

                   SECTION 6.03  Conditions to Obligation of the
         Company. The obligation of the Company to effect the Merger is further subject to the following conditions:









                   (a)  Representations and Warranties.  The
         representations and warranties of FSI set forth in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, provided, that, for purposes of this Section 6.03(a), with respect to representations and warranties other than Section 3.02(a) and the representations and warranties otherwise qualified by Material Adverse Effect, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would result in a Material Adverse Effect of FSI. The Company shall have received certificates signed on behalf of FSI, respectively, by an authorized officer of FSI, respectively, to the effect set forth in this paragraph.

                   (b) Performance of Obligations of FSI. FSI shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to FSI or adversely affect the ability of FSI to consummate the transactions herein contemplated or perform its obligations hereunder).


                                  ARTICLE VII

                        TERMINATION; AMENDMENTS; WAIVER

                   SECTION 7.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the
         Company:

                   (a) by the mutual written consent of FSI and the Company, by action of their respective Boards of Directors;

                   (b) by FSI or the Company if the Merger shall not have been consummated on or before March 31, 1998; provided, however, that neither FSI nor the Company may terminate this Agreement pursuant to this Section 7.01(b) if such party shall have materially breached this Agreement;

                   (c)  by FSI or the Company if any court of
         competent jurisdiction in the United States or other United States Governmental Entity has issued an order, decree or









         ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such order, decree, ruling or other action;

                   (d) by the Company if, prior to the Effective Time, any person has made a bona fide proposal relating to an Acquisition Transaction, or has commenced a tender or exchange offer for the Common Shares, and the Company Board determines in good faith (i) after consultation with its financial advisors, that such transaction constitutes a Higher Offer and (ii) after consultation with counsel, that failure to approve such proposal and terminate this Agreement could reasonably be expected to result in a breach of fiduciary duties of the Company Board; provided, however, that, notwithstanding anything in this Agreement to the contrary, the termination of this Agreement by the Company in compliance with this Section 7.01(d) shall not be deemed to violate any other obligations of the Company under this Agreement;

                   (e)  by FSI if the Company breaches its covenant in
         Section 5.08 or takes an action pursuant to the second sentence of Section 5.08;

                   (f) by FSI, if the Company Board shall have (i) failed to recommend to the stockholders of the Company that they give the Stockholder Approval, (ii) withdrawn or modified in a manner adverse to FSI its approval or recommendation of this Agreement or the Merger, (iii) shall have approved or recommended an Acquisition Transaction, (iv) shall have resolved to effect any of the foregoing or (v) shall have otherwise taken steps to impede the Stockholder Approval; or

                   (g)  by either FSI or the Company, if the
         Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof.

                   SECTION 7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of the last sentence of Section 5.02 and the









         provisions of this Section 7.02 and Section 7.03, which shall survive any such termination. Nothing contained in this
         Section 7.02 shall relieve any party from liability for any breach of this Agreement.

                   SECTION 7.03  Fees and Expenses.

                   (a) In addition to any other amounts which may be payable or become payable pursuant to any other paragraph of this Section 7.03, in the event that this Agreement is terminated for any reason other than a material breach by FSI, the Company shall promptly reimburse the THL or FSI, as the case may be, for all out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to THL and its affiliates), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement, and the financing thereof up to $12 million. Except as otherwise specifically provided for herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                   (b)  In the event that (i) this Agreement is
         terminated pursuant to Section 7.01(d) or (f), or (ii) any Person (other than THL or any of its affiliates) shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public a proposal for an Acquisition Transaction prior to the Special Meeting, the Stockholder Approval has not been obtained and, thereafter, this Agreement is terminated then the Company shall promptly pay FSI a termination fee of $25 million (the "Termination Fee"), provided that in no event shall more than one Termination Fee be payable by the Company.

                   (c) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

                   SECTION 7.04 Amendment. This Agreement may be amended by the Company and FSI at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Consideration or which









         adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

                   SECTION 7.05 Extension; Waiver. At any time prior to the Effective Time, FSI, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other or (iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE VIII

                                 MISCELLANEOUS

                   SECTION 8.01 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in
         Section 2.04, Section 2.05, the last sentence of Section 5.03(a), Section 5.05 and Section 5.06 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

                   SECTION 8.02  Entire Agreement; Assignment.

                   (a) This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

                   (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that FSI may assign its rights, interest and obligations to any affiliate or direct or indirect subsidiary of FSI without the consent of the Company provided that no such assignment shall relieve FSI of any liability for any breach by such assignee). Subject to the preceding sentence, this Agreement









         will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                   SECTION 8.03  Validity.  The invalidity or
         unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

                   SECTION 8.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

                   If to FSI:

                   Thomas H. Lee Company
                   75 State Street, Ste. 2600
                   Boston, Massachusetts  02109

                   Attention:  Scott M. Sperling
                               Anthony J. Di Novi
                   Telecopier Number:  (617) 227-3514

                   with a copy to:

                   Skadden, Arps, Slate, Meager & Flom LLP
                   919 Third Avenue
                   New York, New York  10022

                   Attention:  Eric L. Cochran, Esq.
                   Telecopier Number:  (212) 735-2000

                   If to the Company:

                   Fisher Scientific International Inc.
                   Liberty Lane
                   Hampton, New Hampshire  03842

                   Attention:  General Counsel
                   Telecopier Number:  (603) 929-2703
















                   with a copy to:

                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd Street
                   New York, New York  10019

                   Attention:  Barry A. Bryer, Esq.
                   Telecopier Number:  (212) 403-2000

         or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

                   SECTION 8.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                   SECTION 8.06  Descriptive Headings.  The
         descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                   SECTION 8.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                   SECTION 8.08 Parties in Interest. Except with respect to Sections 2.04, 5.05 and 5.06 (which are intended to be for the benefit of the persons identified therein, and may be enforced by such persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                   SECTION 8.09  Certain Definitions.  As used in this
         Agreement:

                   (a)  the term "affiliate", as applied to any
         person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control









         with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

                   (b) the term "Person" or "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange
         Act); and

                   (c) the term "Subsidiary" or "subsidiaries" means, with respect to FSI, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which FSI, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                   SECTION 8.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

























                   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                  FISHER SCIENTIFIC INTERNATIONAL INC.


                                  By: /s/ Paul M. Meister
                                      ---------------------------
                                      Name:  Paul M. Meister
                                      Title: Senior Vice President and
                                             Chief Financial Officer


                                  FSI MERGER CORP.


                                  By: /s/ Scott M. Sperling
                                      ---------------------------
                                      Name:  Scott M. Sperling
                                      Title: Chairman of the Board






























                                      -53-